FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT


      THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is executed as of this 15th day of August, 1997, by and between ONE FEDERAL STREET JOINT VENTURE, a Massachusetts general partnership ("Seller"), and THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

                              W I T N E S S E T H:

      A. Seller and Buyer have entered into a Purchase and Sale Agreement dated as of July 16, 1997 (the "Agreement"), providing for the purchase and sale of property commonly known as Regency Square located in Richmond, Virginia. All initially capitalized terms used but not defined in this Amendment shall have the same definitions as in the Agreement.

      B. Seller is the beneficial owner of the fee and leasehold interests constituting Parcel One of the Real Property, title to which is held by land trusts established with NationsBank, N.A. (the "Trustee"), consisting of (1) a certain land trust created by Land Trust Agreement (Ground Landlord) dated as of January 28, 1990, holding fee simple title to Parcel One of the Real Property (the "Fee Trust"), and (2) a certain land trust created by Land Trust Agreement (Ground Tenant) dated as of January 29, 1990, holding the lessee's interest under a Ground Lease encumbering Parcel One of the Real Property (the "Ground Lease") created by Deed of Lease between Home Beneficial Life Insurance Company and Quioccasin Associates dated June 13, 1974 (the "Leasehold Trust").

      C. Seller and Buyer desire to amend the Agreement in certain respects as herein set forth, in order to (1) provide for transfer of Seller's interests in the Real Property to Buyer at and subject to Closing by assignment of the beneficial interest in the Fee Trust and the Leasehold Trust to Buyer, and (2) address certain issues identified in Buyer's Due Diligence and otherwise confirm Buyer's waiver of any right to terminate the Agreement pursuant to Article 4 thereof, and (3) confirm that the approvals to be obtained by Seller pursuant to
Section 7.1(a) of the Agreement and by Buyer pursuant to Section 7.2(a) of the Agreement have been obtained.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree to amend the Agreement as follows:

      I. Waiver of Termination Based on Buyer's Due Diligence. Buyer hereby confirms that the Due Diligence Period has expired and that as of the date hereof, Buyer has waived any right to terminate the Agreement under Article 4 thereof.





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      II. Buyer and Seller  Approvals.  Seller  hereby  confirms that Seller has received the approval to be obtained by Seller pursuant to Section 7.1(a) of the Agreement and that accordingly, such condition has been satisfied. Buyer hereby confirms that Buyer has received the approval to be obtained by Buyer pursuant to Section 7.2(a) of the Agreement and that accordingly, such condition has been satisfied.

      III. Transfer by Assignment of Beneficial Interest. To provide for transfer of Seller's interests in the Real Property to Buyer by assignment of the beneficial interest in the Fee Trust and the Leasehold Trust, the parties agree as follows:

            1. Immediately prior to Closing, Seller shall transfer to the Fee Trust all of Seller's right, title and interest in and to Parcel Two and Parcel Three of the Real Property by special warranty deed containing those warranties of title set forth in the deed in Exhibit H to the Agreement, so that as of the Closing Date, fee simple title to Parcels One, Two and Three of the Real Property will be held by the Fee Trust. At Closing, in lieu of the deeds which would otherwise be required to be delivered pursuant to Section 6.3 of the Agreement, Seller shall deliver to Buyer assignments of the entire beneficial interest in each of the Fee Trust and the Leasehold Trust, which assignments shall include Seller's agreement to warrant and forever defend the beneficial interest in said trusts for the benefit of Buyer, its legal representatives, successors and assigns, against Seller and every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise, subject to the Permitted Exceptions to the extent applicable thereto, and Buyer will accept said assignments. All other references in the Agreement to said deeds shall be modified accordingly to refer to said assignments of beneficial interest.

            2. Section 3.3 of the Agreement is hereby amended to provide that the Owner's Title Policy to be issued at Closing will insure fee simple title to the Real Property in the Fee Trust, rather than in Buyer as heretofore provided.

            3. Section 6.3 of the Agreement is hereby amended to add, as an additional Closing delivery by Seller, a certificate of the Trustee with respect to each of the Fee Trust and the Leasehold Trust substantially in the form attached hereto as Schedule 1.

            4. Buyer shall pay any and all costs and expenses arising in connection with the actions provided for in this Amendment, including without limitation any fees of the Trustee which would not have been incurred absent this Amendment; provided that any accrued or prepaid Trustee's fees shall be prorated between the parties at Closing. Buyer is informed and believes that no transfer or transaction tax will be payable as a result of either (a) the deed transferring Parcels Two and Three of the Real Property to the Fee Trust, as provided in Section 1 above, or (b) transfer of Seller's interest in the Real Property by assignment of beneficial interest as herein provided. Accordingly, Buyer shall indemnify, defend and hold Seller and its partners and their respective officers,




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      directors,  agents and  employees  harmless  from and  against any and all loss, cost, damage and expense of every kind and nature (including without limitation fines, penalties and attorneys' fees and expenses) suffered or incurred by Seller, its partners and their respective officers, directors, agents and employees as a result of any claim of violation of applicable statutes or ordinances relating to the payment of transfer or transaction taxes in connection with Closing of the transaction contemplated hereby in accordance with the Agreement, as modified by this Amendment.

      IV. Personal Property Inventory. Pursuant to Section 1.2 of the Agreement, Seller and Buyer have mutually approved the schedule of tangible personal property attached hereto as Schedule 2 for express inclusion in the Personal Property to be transferred to Buyer at Closing.

      V. Tenant Construction Reimbursements. The following tenants have noted in their estoppel letters reimbursements claimed to be due from the landlord in connection with construction of tenant improvements: (i) Ann Taylor, Inc. (Space No. Q9 and Q18), and (ii) Kinney Shoe Corporation (Champs Sports). Seller shall retain responsibility for satisfying such obligations to said tenants and shall credit Buyer at Closing with any such amounts not theretofore reimbursed to such tenants. Buyer hereby indemnifies and agrees to hold Seller harmless from any and all loss, cost, damage or expense suffered or incurred by Seller arising with respect to said reimbursements from and after the Closing Date.

      VI. CAM Payment Disputes. Seller hereby acknowledges that its indemnity obligation set forth in Section 9.2.6(f) of the Agreement shall include without limitation any refunds which may become due the following tenants on account of disputed common area maintenance charges with respect to periods prior to
Closing: Circuit City Express, Britches of Georgetowne, Britches Great Outdoors, Hofheimer's, Hofheimer's Stride Rite, The Body Shop and The Gap; provided that said indemnity obligation shall remain subject to the limitations on Seller's liability set forth in Section 14.16 of the Agreement.

      VII. Purchase Price Adjustment. To reflect the cost of certain repair items identified by Buyer during its Due Diligence, Seller hereby grants Buyer a credit of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) against the Purchase Price, and accordingly, the Purchase Price is hereby reduced to ONE HUNDRED TWENTY-THREE MILLION EIGHT HUNDRED EIGHTY THOUSAND DOLLARS ($123,880,000).

      VIII. Parking Deck Repair. In its Due Diligence, Buyer has identified diagonal shear cracks at the cantilevered end of the inverted tee beam in the north parking deck at the Property. Seller shall attempt diligently and in good faith to repair this area prior to Closing; provided that it is expressly understood that Seller shall have no obligation to expend funds in excess of $25,000 to accomplish any such repairs; and further provided that if Seller is unable to complete such repairs on or before the Closing Date, after having made a diligent, good faith attempt to




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do so, then Seller shall have the option to extend the Closing Date for a period not to exceed thirty (30) days to permit completion of such repairs.

      IX. Title Requirements. Seller agrees at or prior to Closing to satisfy (or otherwise dispose of to the satisfaction of the Title Company) requirements
(c), (e), (h), (i), (k), (m) and (n) in the Title Commitment update current as of the date hereof and to discharge the Deed of Trust noted as Exception No. 28A in said Title Commitment.

      X. Ratification of Agreement. Except as expressly amended hereby, the Agreement shall remain unchanged and in full force and effect, and the same, as amended hereby, is hereby ratified and confirmed by the parties.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.


                                    ONE FEDERAL STREET JOINT VENTURE

                                    By:   THE PRUDENTIAL INSURANCE
                                          COMPANY OF AMERICA, general
                                          partner


                                          By:/s/ Steven G. Vittorio
                                             ---------------------------
                                             Name: Steven G. Vittorio
                                                   ---------------------
                                             Its: Vice President
                                                  ----------------------
                                             Date: August 15, 1997
                                                   ---------------------


                                    THE TAUBMAN REALTY GROUP LIMITED
                                    PARTNERSHIP


                                          By:/s/ Cordell A. Lietz
                                             ---------------------------
                                             Name: Cordell A. Lietz
                                                   ---------------------
                                             Its: Senior Vice President
                                                  ----------------------
                                             Date: August 15, 1997
                                                   ---------------------




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